EXHIBIT 10.02
AGREEMENT
    August 17, 2023
To:     Timothy Stuart

Re: Employment Separation

Your employment with Republic Services, Inc. (the “Company”) is terminated effective August 17, 2023. To make sure that your separation from the Company occurs on mutually acceptable terms, the Company is prepared to make certain commitments to you in exchange for certain promises you will make to the Company. By signing this Agreement, you will be accepting the Company’s offer and entering into a legally binding agreement on the terms stated below.

1.    Employment Separation and Separation Benefits
Your employment is terminated effective August 17, 2023 (“Termination Date”). Whether or not you choose to sign this Agreement, the Company will pay to you within 10 days after your Termination Date any unpaid compensation you have earned through the Termination Date.
If you choose to sign this Agreement, the Company will pay you the total gross amount of $1,420,000, which is equal to twenty-four (24) months of your current base salary, from which appropriate taxes and deductions will be withheld (“Separation Payment”). The Separation Payment will be made to you in equal installments over a twenty-four (24) month period (the “Payment Period”) beginning on the payroll date following the sixtieth (60th) day after your Termination Date. Each such periodic payment is designated as a “separate payment” for purposes of Section 409A of the Internal Revenue Code. However, if you are hired by the Company or any related entity before the expiration of the Payment Period, either as an employee or contractor, any remaining unpaid portion of the Separation Payment will terminate and not be paid as of the date your employment begins.
If you choose to sign this Agreement, the Company also will pay you a prorated 2023 annual incentive (“Annual Incentive Payment”) in accordance with the Executive Incentive Plan. Such amount, if any, will be paid at the same time as incentive payments are paid to current similarly situated employees of the Company and appropriate taxes and deductions will be taken.
If you choose to sign this Agreement and you and your spouse and/or dependents are enrolled in the Company’s group health plan(s) as of your Termination Date, you and your spouse and dependents may elect to continue coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In such a case, the Company will subsidize (on an after-tax basis) the applicable COBRA premiums, such that you and your spouse and dependents will continue to participate in the Company’s group health plan(s) on a COBRA continuation coverage basis at the same cost applicable to similarly situated actively-employed executive officers of the Company. Such coverage (and the Company’s subsidy of the coverage) will continue until (i) the date you and your spouse and dependents, as applicable, are no longer eligible for COBRA continuation coverage under the Company’s group health plans (other than by reason of the exhaustion of eighteen (18) months of COBRA continuation coverage), or (ii) the second anniversary of the termination date (the “Continuation of Benefits”).

If you sign this Agreement and, therefore, elect the Continuation of Benefits, your share of the premiums will be deducted from your Separation Payment. If you choose not to sign this Agreement, your benefits coverage will be canceled effective midnight on your Termination Date.
The Company will not be able to continue any other group insurance coverage, such as life insurance, short term disability, long-term disability or accident coverage beyond your Termination Date, because these plans require status as an active full-time employee.
If you choose to sign this Agreement, any equity awards, including restricted stock unit awards (other than cliff vested awards), granted to you that remain outstanding as of your Termination Date will continue to vest and be exercisable as if you were employed during the one-year period following your Termination Date (“Continued Vesting”).
If you choose to sign this Agreement, the performance share (PSU) awards that remain outstanding for the 2021-2023 performance period will vest on a pro-rated basis based on the product of (i) earned performance shares and (ii) a fraction, the numerator of which is the number of months of the performance period which have elapsed from the first day of the performance period to the end of the month of the termination date, and the denominator of which is the total number of months in the performance period (the “PSU Vesting”).
The Separation Payment, Annual Incentive Payment, Continuation of Benefits, Continued Vesting and PSU Vesting will be collectively referred to throughout the remainder of this Agreement as the “Separation Benefits” to which you will become entitled only if you enter into this Agreement. The Separation Benefits provided by this Agreement will be instead of any payments or benefits to which you may be entitled under the terms of any plan or program of the Company in effect on the Termination Date.
To enter into this Agreement, you must sign and return this complete Agreement in the form in which it has been provided to you on or before September 8, 2023 (“Due Date”). You must return this signed Agreement to Catharine Ellingsen, 18500 N. Allied Way, Phoenix, AZ 85054, which, if mailed, must be postmarked on or before the Due Date. For your own protection, you should mail the Agreement by certified mail with a return receipt requested. If the complete signed Agreement is received in an envelope postmarked after the Due Date, it will be considered invalid, it will not be binding upon the parties, and you will not be entitled to receive the Separation Benefits.
Whether or not you choose to sign this Agreement, if the Company mistakenly sends you the Separation Payment or any other payment to which you are not entitled, you must immediately reimburse the Company in the full amount of those payments.
2.    Release of Claims Against the Released Parties
Release: In exchange for the Separation Benefits, you, on behalf of yourself and your marital community, heirs, and assigns (if any), release, knowingly and willingly, the Company, and its subsidiary, parent, affiliated, predecessor and successor corporations and entities, and its and their past and present officers, directors, agents, employees, and the Company’s employee benefit plans and programs and their administrators and fiduciaries (collectively referred to as the “Released Parties”) from any kind of claim you have arising out of or related to your employment and/or the termination of your employment and/or against the Released Parties.

This general and complete release applies to all claims for relief, whether you know about them or not, that you may have against the Released Parties as of the date of execution of this Agreement. This release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; and any statutory or common law principle allowing for the recovery of damages, compensation, fees or other expenses, including attorneys’ fees. The claims that you are releasing include, but are not limited to, claims under the following laws (as amended): Family Medical Leave Act; Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; Equal Pay Act of 1963; Employee Retirement Income Security Act of 1974; Americans with Disabilities Act; Fair Credit Reporting Act; Occupational Safety and Health Act and any applicable state plans; Age Discrimination in Employment Act of 1967; and Worker Adjustment and Retraining Notification Act.
If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other of the Released Parties is a party.
3.    Exceptions
Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement, including but not limited to the release of claims, confidentiality, nondisclosure, non-disparagement and cooperation/assistance provisions, prevents you from filing a charge or complaint with, or from participating in, an investigation or proceeding (including providing documents or other information) conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state or local agency charged with the enforcement of any laws. By signing this Agreement, however, you are waiving rights to individual relief (including any back pay, front pay, reinstatement or other legal or equitable relief), in any charge, complaint, lawsuit or other proceeding brought by you or on your behalf by any third-party, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to the government agency or where such a waiver of individual relief is prohibited.
4.    Confidentiality, Nondisclosure, Non-Disparagement, Cooperation/Assistance and Return of Company Property
a.    Confidentiality: You agree to keep this Agreement and its terms confidential except as otherwise required by law. Specifically, you agree not to initiate or participate in any discussion or communication concerning or relating to this Agreement or any of its terms other than you may discuss the terms of this Agreement with your immediate family, tax advisors and/or attorneys, provided that they agree to maintain the confidentiality of the information disclosed.
b.    Nondisclosure: You agree to maintain the confidentiality of all of the Released Parties’ privileged or confidential information.

c.    Non-Disparagement: Subject to the exceptions in Section 3, you agree not to disparage or say or write negative things about the Released Parties, its officers, directors, agents, or employees. This non-disparagement provision applies to all comments posted or transmitted to others by you, directly or indirectly, online or by email or text messages in or through any media, including, without limitation, social networking sites such as Facebook, Twitter, Instagram, LinkedIn, MySpace, personal blogs, web pages, and similar methods of communication.  Additionally, you agree to promptly remove any such existing online postings or comments, prior to executing this Agreement.
d.    Cooperation and Assistance: Subject to the exceptions in Section 3, at the Company’s request, you agree to assist and cooperate with the Company concerning matters about which you possess relevant knowledge or information (including testifying in depositions, hearings, and/or trials). Nothing in this Section or Agreement should be construed as suggesting that you testify or communicate information other than in a truthful manner. Unless prohibited from doing so by law or court order and subject to the exceptions in Section 3, you agree to promptly notify the Company (by telephonic or written communication to Chief Legal Officer, Republic Services Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2700) if any person or entity contacts you, including via a subpoena, in an effort to obtain information, documents or testimony about the Company, your work experience with the Company and/or this Agreement, prior to disclosing any such information, and to disclose the name of the person or entity contacting you and the information, documents or testimony requested. This does not include, however, information you provide to a future employer as part of your application for employment.
e.    Return of Company Property: You affirm that you have returned all of the Company’s property, documents, and/or any confidential information in your possession or control. This includes all documents, records, and files (including, but not limited to books, videotapes, tape recordings, CDs, USB drives and other electronic forms of information) relating in any manner whatsoever to the Company’s business, including, but not limited to, those which are owned by the Company or used in connection with conducting its business. You also affirm that you are in possession of all of your personal property that you brought to the Company’s premises and that the Company is not in possession of any of your personal property.
f.    Representations of Employment: As of the Termination Date, you may not represent yourself as currently working for the Company in any capacity, including but not limited to on LinkedIn, your resume, or elsewhere.
5.    Damages For Breach
You agree to hold harmless and indemnify the Company from and against any loss, cost, damage or expense, including, without limitation, attorneys’ fees, incurred by the Company, arising out of any breach of this Agreement by you. In addition, you and the Company agree that it would be impossible to determine the actual damages suffered by the Company as a result of a breach of Sections 4a – d above, and that the time and expenses involved in proving the actual damage suffered by the Company for such a breach make liquidated damages appropriate. Accordingly, in the event that you violate the terms of Sections 4a, b, c or d, you will immediately pay to the Company liquidated damages in the amount of $100,000 for each violation, which amounts the Company may offset against any unpaid portion of the Separation Payment (though the total amount of liquidated damages that may be owed to the Company under this Section shall not exceed the amount of the Separation Payment).  You agree that this amount constitutes a reasonable pre-estimate of the damages that the Company would suffer from a breach of Sections 4a – d and that this provision provides for liquidated damages, not a penalty. Neither a breach of Sections 4a – d, nor the payment of liquidated damages, will affect the continuing validity or enforceability of this Agreement.
6.    Confidentiality, Non-Solicitation and/or Non-Compete Agreement
You agree to remain bound by the terms of your current Non-Competition, Non-Solicitation and Confidentiality Agreement.
7.    Severability; Entire Agreement; No Oral Modifications; No Waivers
If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. If any portion of this Agreement is deemed unenforceable, the unenforceable provision will be severed and/or modified from the Agreement and the remainder of the Agreement will be enforceable. This Agreement is a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it except as to any obligations you may owe to the Company under the terms of any prior agreement that restricts your post-employment activities regarding confidentiality, non-solicitation and/or non-competition. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement.
8.    No Admission Of Liability Or Wrongful Conduct.

This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing, nor shall it be considered to be evidence of such liability or wrongdoing.

9.    Code Section 409A
This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), and should be interpreted and construed consistent with such intent. Any right to installment payments under this Agreement will be treated as a right to a series of separate payments for purposes of Section 409A. No payment payable to the Employee under this Agreement or any other arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the expense was incurred, and no such payment during any calendar year should affect the amounts eligible for payment in any other calendar year, except in each case to the extent that the right to payment does not provide a deferral of compensation under Section 409A.
10.    Agreement Not To Seek Or Accept Future Employment.
As further consideration, you agree that, because of circumstances unique to you (including irreconcilable differences with the Company), you are not eligible for reemployment with the Company now or in the future and promise that you will not apply for or accept future employment with the Company, its parent, subsidiary, affiliate, or successor companies (collectively referred to as the “Company” in this section); and that in the event you do apply for such employment with the Company, the Company may reject your application legitimately and lawfully solely because you breached this promise. You further agree that if you become employed by the Company without having obtained a written waiver of this provision from an executive officer of the Company, you will resign your employment with the Company when asked to do so in writing by an executive officer of the Company.

Acknowledgements and Certifications
You acknowledge and certify that:
•you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;
•you are signing this Agreement knowingly and voluntarily;
•you would not be entitled to receive the Separation Benefits if you did not make the promises that you are making to the Company in this Agreement (including the release of claims you are giving the Released Parties);
•through this writing, you are advised to consult with an attorney before signing this Agreement;
•you have the right to consider the terms of this Agreement for 21 calendar days; however, you do not have to take all 21 days to consider it. If you take fewer than 21 days to review this Agreement and Release, you expressly waive any and all rights to consider this Agreement for the balance of the 21-day review period. In addition, you and the Company agree that any changes that have been made to this Agreement from the version originally presented to you do not extend the 21-day period you have been given to consider this Agreement, whether those changes are deemed material or non-material; and
•the Section of this Agreement titled “Release of Claims Against the Released Parties” includes a release of any claim you might have under the Age Discrimination in Employment Act (“ADEA Claims”). For seven calendar days after signing this Agreement, you have the right to revoke your release of ADEA Claims. To revoke your release of any ADEA Claims, you must inform the Company of your revocation within seven days of having signed the Agreement. You further understand that in order to revoke the ADEA Claims, the revocation must be in writing, and must be delivered to Catharine Ellingsen, Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054 either by hand-delivery or certified mail (return receipt requested) within the 7-day period. If delivered by mail, the revocation must be (1) postmarked within the 7-day period; (2) properly addressed to Catharine Ellingsen, Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054; and (3) sent by certified mail return receipt requested. You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in this Agreement, nor does it affect the validity or remainder of this Agreement in any way. If you exercise your right to revoke the release of ADEA Claims during the seven-day revocation period, you will be entitled to receive only $25,000 of the Separation Benefits.

IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT.

August 26, 2023 /s/ TIMOTHY STUART
_________________            ____________________________
Date                    Timothy Stuart